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Natalie Silva	Scott Phipps
Corporate Communications	Investor Relations
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Tesoro Elects John F. Bookout III To Board of Directors
SAN ANTONIO, TX (July 24, 2006) – Tesoro Corporation (NYSE:TSO) announced that John F. Bookout III has been elected to its Board of Directors. Bookout will be the 10th member of Tesoro’s board.
     “The Board of Directors and our management team believe John’s extensive global energy experience will add value to the Company’s strategic and tactical decision making process. His election also furthers our goal of adding broad experience and independence to our board,” said Bruce Smith, Chairman, President and CEO of Tesoro Corporation.
     Bookout joined McKinsey & Company in 1978 and has spent most of his career working in petroleum refining, marketing, exploration and development, and the natural gas and electric utility industries. Bookout is a Director of McKinsey & Company in their Houston office where he was, until recently, responsible for their global industry practices. He will retire from McKinsey this October.
     During Bookout’s career, he held numerous leadership roles. Before relocating to Texas in 1995, he spent six years as Managing Partner of its Los Angeles Office and four years in London where he led McKinsey’s European Energy Practice.
     He also served as Managing Partner of the Texas Office, as co-leader of the Firm’s North American Energy Practice, and as a member of McKinsey’s Shareholders’ Committee.
     He holds a master’s degree in business administration from the Stanford Graduate School of Business and a bachelor’s degree in economics from Rice University.

About Tesoro’s Board Members
     Tesoro’s other board members are: Patrick J. Ward, Retired Chairman, President and Chief Executive Officer of Caltex Petroleum Corporation, serves on Tesoro’s compensation and governance committees; William J. Johnson, President of JonLoc Inc., a petroleum consulting firm, chair of the company’s governance committee and serves on the compensation and audit committees; Steven H. Grapstein, Lead Director of Tesoro Corporation and chair of the company’s audit committee, is Chief Executive Officer of Kuo Investment Company; Bruce A. Smith, Chairman, President and Chief Executive Officer of Tesoro Corporation; Donald H. Schmude, Retired Vice President, Texaco and Retired President and Chief Executive Officer of Texaco Refining and Marketing, Inc, chair of the company’s environmental, health & safety committee and also serves on the finance committee.; A. Maurice Myers, Retired Chairman, President and Chief Executive Officer of Waste Management, Inc., chair of the company’s compensation committee and serves on the governance committee; Michael E. Wiley, Retired Chairman and Chief Executive Officer of Baker Hughes Incorporated, serves on the environmental, health & safety and finance committees; Robert W. Goldman, Retired Senior Vice President and Chief Financial Officer of Conoco, Inc., chair of the finance committee and serves on the audit and environmental, health & safety committees; and Rodney Frank Chase, Non-Executive Chairman of Petrofac Ltd. in Europe and Deputy Chairman of Tesco plc in London.
About Tesoro
Tesoro Corporation, a Fortune 200 company headquartered in San Antonio, Texas, is an independent refiner and marketer of petroleum products. Tesoro operates six refineries in the western United States with a combined rated crude oil capacity of more than 560,000 barrels per day. Tesoro’s retail marketing system includes over 475 branded retail stations, of which over 200 are company operated under the Tesoro® and Mirastar® brands. Tesoro’s commercial marketing system includes sales of jet fuel and marine fuels.